Exhibit 21.1

GreenMan Technologies, Inc. Subsidiaries

GreenMan Technologies of Minnesota, Inc.

GreenMan Technologies of Iowa, Inc.

Welch Products, Inc.

GreenMan Renewable Fuel and Alternative Energy, Inc.

GreenMan Technologies of Georgia, Inc.

GreenMan Technologies of Tennessee, Inc.